UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Date of report) December 23, 2013

(Date of earliest event reported) December 20, 2013

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2013, ONEOK Partners, L.P. (“ONEOK Partners” or “we”) entered into an amendment agreement (the “Amendment Agreement”) related to its Credit Agreement dated as of August 1, 2011, as modified by the Extension Agreement dated as of August 1, 2012 (as modified, the “Existing Credit Agreement”), with Citibank, N.A., as administrative agent, swingline lender, a letter of credit issuer and a lender, and the other lenders and letter of credit issuers parties thereto. The Amendment Agreement provides that the Existing Credit Agreement will be amended and restated in the form of the amended and restated credit agreement (the “Amended and Restated Credit Agreement”) attached as an annex to the Amendment Agreement upon the completion of ONEOK, Inc.’s separation of its natural gas distribution business into a stand-alone, publicly traded company (the “Separation Transaction”), known as ONE Gas, Inc., and the satisfaction of the other conditions set forth in the Amendment Agreement (the date on which all such conditions are first satisfied, the “Closing Date”). The Amendment Agreement further provides that the Amended and Restated Credit Agreement will not take effect if the Separation Transaction has not been completed and the Amendment Agreement’s other conditions have not been satisfied by March 31, 2014.

The Amended and Restated Credit Agreement will be a $1.7 billion unsecured revolving credit facility, which will include a $100 million letter of credit subfacility and a $150 million swingline subfacility.

Under the terms of the Amended and Restated Credit Agreement, we will be able to request an increase in the commitments of up to an additional $700 million upon satisfaction of customary conditions, including receipt of commitments from either new lenders or increased commitments from existing lenders.

The Amended and Restated Credit Agreement will be available to provide liquidity for working capital, capital expenditures, acquisitions, mergers and for other general partnership purposes.

The Amended and Restated Credit Agreement contains various customary conditions to borrowing, and customary affirmative, negative and financial ratio maintenance covenants. The Amended and Restated Credit Agreement also contains various customary events of default, the occurrence of which could result in a termination of the lenders’ commitments and the acceleration of all of our obligations thereunder.

The Amended and Restated Credit Agreement will mature five years after the Closing Date. We will be able extend the maturity date, subject to the lenders’ consent, by one year up to two times.

ONEOK Partners’ obligations under the Amended and Restated Credit Agreement will be unsecured and will be guaranteed by ONEOK Partners Intermediate Limited Partnership, a wholly owned subsidiary of ONEOK Partners (the “Intermediate Partnership”). The Intermediate Partnership’s guaranty will be evidenced by a guaranty agreement (the “Guaranty Agreement”) made by the Intermediate Partnership in favor of the Amended and Restated Credit Agreement’s administrative agent. The Guaranty Agreement will be the Intermediate Partnership’s senior unsecured obligation and will rank equally in right of payment with all of the Intermediate Partnership’s existing and future senior unsecured indebtedness. The terms of the Guaranty Agreement will be substantially similar to the Intermediate Partnership’s guaranties of ONEOK Partners’ outstanding senior notes.

The foregoing description of the Amendment Agreement (including the Amended and Restated Credit Agreement) is not complete and is in all respects subject to the actual provisions of the Amendment Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amendment Agreement, dated as of December 20, 2013, among ONEOK Partners, L.P., Citibank, N.A., as administrative agent, swingline lender, a letter of credit issuer and a lender, and the other lenders and letter of credit issuers parties thereto (including the Amended and Restated Credit Agreement attached as an annex thereto).

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P.

	By:	ONEOK Partners GP, L.L.C., its General Partner

Date: December 23, 2013	By:	/s/ Derek S. Reiners
Derek S. Reiners, Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment Agreement, dated as of December 20, 2013, among ONEOK Partners, L.P., Citibank, N.A., as administrative agent, swingline lender, a letter of credit issuer and a lender, and the other lenders and letter of credit issuers parties thereto (including the Amended and Restated Credit Agreement attached as an annex thereto).